LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Stan A. Askren, the undersigned, of Muscatine, Muscatine County, State of Iowa, hereby make, constitute, and appoint Marshall H. Bridges, Julie M. Abramowski and Steven M. Bradford, my true and lawful attorneys-in-fact for me and in my name, place and stead giving to such persons full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorneys-in-fact any and all SEC Forms 3, 4 or 5 required to be filed in connection with my beneficial ownership of securities of HNI Corporation (the "Corporation").

The rights, powers and authority of said attorneys-in-fact herein granted shall commence and be in full force and effect as of August 8th, 2017, and such rights, powers and authority shall remain in full force and effect thereafter for so long as I am a Director and Officer of the Corporation and for such time thereafter as may be necessary to file any such reports.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 8th day of August, 2017.

/s/ Stan. A. Askren
Stan A. Askren